UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                             SEC File Number 1-9294

(Check One) : __Form 10-K __ Form 20F X Form 11-K __Form 10-Q __ Form N-SAR For Period Ended December 31, 1997

      Read Instructions (on back page) Before Preparing Form. Please Print or Type Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

Imo Industries Inc. Employees Stock Savings Plan
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

1009 Lenox Drive, Building Four West
Lawrenceville, New Jersey  08648

City, State and Zip Code
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PART II -- Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

      (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c)The accountant's statement or other exhibit required by rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report filed thereof, could not be filed within the prescribed time period.

Work has not yet been completed on the plan audit due to incomplete information. The Form 11-K will be filed by July 14, 1998.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Elizabeth I. Biaett           (804) 327-5669

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(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the
registrant was required to file such report(s) been filed?  X Yes   No
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(3) It is anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
 Yes  X No
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                Imo Industries Inc. Employees Stock Savings Plan
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 29, 1998                       By  /s/ John A. Young
                                    Vice President and Chief Financial Officer
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.